Exhibit 99.1

PRESS RELEASE

COMCAST REPORTS 2nd QUARTER 2017 RESULTS

Consolidated 2nd Quarter 2017 Highlights:

•                  Consolidated Revenue Increased 9.8%; Net Income Attributable to Comcast Increased 23.9%; Adjusted EBITDA Increased 10.0%

•                  Net Cash Provided by Operating Activities was $5.2 Billion; Free Cash Flow was $2.2 Billion

•                  Earnings per Share Increased 26.8% to $0.52

•                  Dividends Paid Totaled $747 Million and Share Repurchases were $1.4 Billion

Cable Communications 2nd Quarter 2017 Highlights:

•                  Cable Communications Revenue Increased 5.5% and Adjusted EBITDA Increased 5.4%

•                  Customer Relationships Increased by 114,000; Total Revenue per Customer Relationship Increased 2.2%

•                  High-Speed Internet Residential Revenue Increased 9.2%; Total Customers Increased by 175,000

•                  Video Residential Revenue Increased 3.9% and 55% of Residential Video Customers Now Have X1; Total Customer Net Losses were 34,000

•                  Business Services Revenue Increased 12.6%, Over $6.0 Billion in Annualized Revenue

NBCUniversal 2nd Quarter 2017 Highlights:

•                  NBCUniversal Revenue Increased 17.3% and Adjusted EBITDA Increased 22.6%

•                  Theme Parks Revenue Increased 15.6% and Adjusted EBITDA Increased 17.3%

•                  Filmed Entertainment Revenue Increased 59.6% and Adjusted EBITDA Increased $229 Million to $285 Million, Driven by Strong Box Office Performance and Home Entertainment

•                  Cable Networks and Broadcast Television Adjusted EBITDA Increased 11.7% and 5.5%, Respectively, Driven by Increases in Affiliate and Retransmission Revenue

•                  NBC Remains Ranked #1 Among Adults 18-49

PHILADELPHIA - July 27, 2017… Comcast Corporation (NASDAQ: CMCSA) today reported results for the quarter ended June 30, 2017.

Brian L. Roberts, Chairman and Chief Executive Officer of Comcast Corporation, said, “We delivered terrific results during the second quarter, highlighted by 10.0% growth in Adjusted EBITDA, which continued our strong progress in 2017. Thanks to broad-based momentum across our businesses, our first half Adjusted EBITDA growth is the fastest in six years. NBCUniversal continued to deliver outstanding performance, with 17.3% revenue growth and 22.6% Adjusted EBITDA growth. Driving these tremendous results were the box office success of Fate of the Furious, continued increases in affiliate and retransmission revenues at our TV businesses, and impressive growth at our Theme Parks. At Cable Communications, we generated strong Adjusted EBITDA growth and added 114,000 net new customer relationships, demonstrating our disciplined approach to driving profitability and customer metrics. We launched our fantastic new xFi experience for in-home broadband during the quarter, the latest example of our culture of innovation and continued focus on developing differentiated products and services for our customers. Our teams continue to execute incredibly well and I am excited about the opportunities ahead for Comcast NBCUniversal.”

Consolidated Financial Results

	2nd Quarter			Year to Date
($ in millions)	2016	2017	Growth	2016	2017	Growth
Revenue	$19,269	$21,165	9.8%	$38,059	$41,628	9.4%
Net Income Attributable to Comcast	$2,028	$2,513	23.9%	$4,162	$5,079	22.0%
Adjusted EBITDA[1]	$6,455	$7,099	10.0%	$12,822	$14,131	10.2%
Earnings per Share[2]	$0.41	$0.52	26.8%	$0.85	$1.05	23.5%
Excluding Adjustments (see Table 5)	—	—	—	$0.83	$1.05	26.5%

For additional detail on segment revenue and expenses, customer metrics, capital expenditures, and free cash flow, please refer to the trending schedules on Comcast’s Investor Relations website at www.cmcsa.com.

Consolidated Revenue for the second quarter of 2017 increased 9.8% to $21.2 billion. Consolidated Net Income Attributable to Comcast increased 23.9% to $2.5 billion. Consolidated Adjusted EBITDA increased 10.0% to $7.1 billion.

For the six months ended June 30, 2017, consolidated revenue increased 9.4% to $41.6 billion compared to 2016. Consolidated net income attributable to Comcast increased 22.0% to $5.1 billion. Consolidated Adjusted EBITDA increased 10.2% to $14.1 billion.

Earnings per Share (EPS) for the second quarter of 2017 was $0.52, a 26.8% increase compared to the second quarter of 2016.

For the six months ended June 30, 2017, EPS was $1.05, a 23.5% increase compared to the prior year. On an adjusted basis, EPS increased 26.5% (see Table 5).

Capital Expenditures increased 2.5% to $2.3 billion in the second quarter of 2017. Cable Communications’ capital expenditures increased 4.0% to $2.0 billion in the second quarter of 2017, reflecting a higher level of investment in scalable infrastructure to increase network capacity and increased investment in line extensions, partially offset by a decrease in spending on customer premise equipment. Cable capital expenditures represented 14.9% of Cable revenue in the second quarter of 2017 compared to 15.1% in last year’s second quarter. NBCUniversal’s capital expenditures of $338 million decreased 6.1%, reflecting continued investment at Theme Parks more than offset by the timing of real estate and infrastructure spending.

For the six months ended June 30, 2017, capital expenditures increased 6.0% to $4.4 billion compared to 2016. Cable Communications’ capital expenditures increased 8.1% to $3.7 billion and represented 14.4% of Cable revenue compared to 14.0% in 2016. NBCUniversal’s capital expenditures of $623 million decreased 4.8% for the first six months of 2017.

Net Cash Provided by Operating Activities was $5.2 billion in the second quarter of 2017. Free Cash Flow3 was $2.2 billion (see Table 4).

For the six months ended June 30, 2017, net cash provided by operating activities was $10.8 billion. Free cash flow was $5.3 billion (see Table 4).

Dividends and Share Repurchases. During the second quarter of 2017, Comcast paid dividends totaling $747 million and repurchased 35.2 million of its common shares for $1.4 billion.  In the first six months of 2017, Comcast has repurchased 55.6 million of its common shares for $2.1 billion. As of June 30, 2017, Comcast had $9.9 billion available under its share repurchase authorization.

Cable Communications

	2nd Quarter			Year to Date
($ in millions)	2016 [4]	2017	Growth	2016 [4]	2017	Growth
Cable Communications Revenue
Video	$5,581	$5,797	3.9%	$11,119	$11,571	4.1%
High-Speed Internet	3,369	3,679	9.2%	6,644	7,285	9.6%
Voice	893	856	(4.1%)	1,789	1,719	(3.9%)
Business Services	1,360	1,531	12.6%	2,671	3,021	13.1%
Advertising	586	574	(2.1%)	1,132	1,086	(4.1%)
Other	655	685	5.0%	1,293	1,352	4.7%
Cable Communications Revenue	$12,444	$13,122	5.5%	$24,648	$26,034	5.6%

Cable Communications Adjusted EBITDA	$5,048	$5,320	5.4%	$9,937	$10,518	5.8%
Adjusted EBITDA Margin	40.6%	40.5%		40.3%	40.4%

Cable Communications Capital Expenditures	$1,881	$1,956	4.0%	$3,457	$3,737	8.1%
Percent of Cable Communications Revenue	15.1%	14.9%		14.0%	14.4%

Revenue for Cable Communications increased 5.5% to $13.1 billion in the second quarter of 2017, driven primarily by increases in high-speed Internet, video and business services revenue. High-speed Internet revenue increased 9.2%, driven by an increase in the number of residential high-speed Internet customers and rate adjustments. Video revenue increased 3.9%, reflecting rate adjustments and an increase in the number of customers subscribing to additional services. Business services revenue increased 12.6%, primarily due to increases in the number of customers receiving our small and medium-sized business services offerings. Advertising revenue decreased 2.1%, reflecting a decrease in political advertising revenue and softness in core linear advertising across several categories, partially offset by growth in interactive advertising. Other revenue increased 5.0%, primarily due to an increase in security and automation revenue and higher franchise and regulatory fees.

For the six months ended June 30, 2017, Cable revenue increased 5.6% to $26.0 billion compared to 2016, driven by growth in high-speed Internet, video and business services.

Total Customer Relationships increased by 114,000 to 29.0 million in the second quarter of 2017. Residential customer relationships increased by 77,000 and business customer relationships increased by 37,000. At the end of the second quarter, penetration of our double, triple and quad product residential customers was 70.5%. Total video customer net losses were 34,000, total high-speed Internet customer net additions were 175,000, total voice customer net losses were 22,000 and total security and automation customer net additions were 71,000.

	Customers		Net Additions
(in thousands)	2Q16	2Q17	2Q16	2Q17
Residential Video Customers	21,401	21,475	(21)	(45)
Business Services Video Customers	994	1,040	17	11
Total Video Customers	22,396	22,516	(4)	(34)
Residential High-Speed Internet Customers	22,189	23,364	176	140
Business Services High-Speed Internet Customers	1,797	1,942	43	35
Total High-Speed Internet Customers	23,987	25,306	220	175
Residential Voice Customers	10,551	10,470	35	(50)
Business Services Voice Customers	1,090	1,189	29	27
Total Voice Customers	11,641	11,659	64	(22)
Total Security and Automation Customers	737	1,028	70	71

Residential Customer Relationships	26,138	26,874	73	77
Business Services Customer Relationships	1,964	2,115	43	37
Total Customer Relationships	28,101	28,989	116	114

Single Product Residential Customers	7,671	7,931	(10)	70
Double Product Residential Customers	8,585	8,945	13	8
Triple and Quad Product Residential Customers	9,882	9,998	70	—

Adjusted EBITDA for Cable Communications increased 5.4% to $5.3 billion in the second quarter of 2017, reflecting higher revenue, partially offset by a 5.5% increase in operating expenses. The higher expenses were primarily due to a 12.0% increase in video programming costs, reflecting the timing of contract renewals, as well as higher retransmission consent fees and sports programming costs. Non-programming expenses increased 1.4%, reflecting increases in technical and product support expenses and advertising, marketing and promotion costs, and a decrease in customer service expenses. Technical and product support expenses increased 1.8% related to the development, delivery and support of our X1 platform, cloud DVR technology and wireless gateways, and the continued growth in business services and security and automation services. Advertising, marketing and promotion costs increased 2.1%, primarily due to an increase in spending associated with attracting new customers. Customer service expenses decreased 1.1%, reflecting reduced call volumes. This quarter’s Adjusted EBITDA margin was 40.5% compared to 40.6% in the second quarter of 2016.

For the six months ended June 30, 2017, Cable Adjusted EBITDA increased 5.8% to $10.5 billion compared to 2016, driven by higher revenue, partially offset by a 5.5% increase in operating expenses. The higher expenses were primarily due to an 11.8% increase in video programming costs and a 1.4% increase in non-programming expenses. Year-to-date Adjusted EBITDA margin was 40.4% compared to 40.3% in 2016.

NBCUniversal

	2nd Quarter			Year to Date
($ in millions)	2016	2017	Growth	2016	2017	Growth
NBCUniversal Revenue
Cable Networks	$2,566	$2,696	5.1%	$5,019	$5,337	6.3%
Broadcast Television	2,128	2,241	5.3%	4,212	4,449	5.6%
Filmed Entertainment	1,351	2,155	59.6%	2,734	4,136	51.3%
Theme Parks	1,136	1,314	15.6%	2,162	2,432	12.5%
Headquarters, other and eliminations	(78)	(75)	NM	(163)	(155)	NM
NBCUniversal Revenue	$7,103	$8,331	17.3%	$13,964	$16,199	16.0%

NBCUniversal Adjusted EBITDA
Cable Networks	$944	$1,055	11.7%	$1,900	$2,171	14.2%
Broadcast Television	394	416	5.5%	678	738	8.8%
Filmed Entertainment	56	285	407.4%	223	653	192.7%
Theme Parks	469	551	17.3%	844	948	12.3%
Headquarters, other and eliminations	(174)	(236)	NM	(334)	(422)	NM
NBCUniversal Adjusted EBITDA	$1,689	$2,071	22.6%	$3,311	$4,088	23.5%

NM=comparison not meaningful.

Revenue for NBCUniversal increased 17.3% to $8.3 billion in the second quarter of 2017. Adjusted EBITDA increased 22.6% to $2.1 billion, reflecting increases at Filmed Entertainment, Theme Parks, Cable Networks and Broadcast Television.

For the six months ended June 30, 2017, NBCUniversal revenue increased 16.0% to $16.2 billion compared to 2016 and Adjusted EBITDA increased 23.5% to $4.1 billion, reflecting increases at Filmed Entertainment, Cable Networks, Theme Parks, and Broadcast Television.

Cable Networks

Cable Networks revenue increased 5.1% to $2.7 billion in the second quarter of 2017, reflecting higher distribution and content licensing and other revenue, partially offset by lower advertising revenue. Distribution revenue increased 8.1%, driven by contractual rate increases and contract renewals, partially offset by a decline in subscribers at our cable networks. Content licensing and other revenue increased 10.5%, reflecting the timing of content provided under licensing agreements. Advertising revenue decreased 0.9%, due to audience ratings declines, mostly offset by higher rates. Adjusted EBITDA increased 11.7% to $1.1 billion in the second quarter of 2017, reflecting higher revenue, partially offset by a modest increase in operating expenses.

For the six months ended June 30, 2017, revenue from the Cable Networks segment increased 6.3% to $5.3 billion compared to 2016, reflecting higher distribution and content licensing and other revenue, partially offset by a decline in advertising revenue. Adjusted EBITDA increased 14.2% to $2.2 billion compared to 2016, reflecting higher revenue, partially offset by a modest increase in operating expenses.

Broadcast Television

Broadcast Television revenue increased 5.3% to $2.2 billion in the second quarter of 2017, reflecting higher distribution and other and content licensing revenue, partially offset by a decline in advertising revenue. Distribution and other revenue increased 36.1%, due to higher retransmission consent fees. Content licensing revenue increased 2.1%, reflecting the timing of content provided under licensing agreements. Advertising revenue decreased 1.2%, due to audience ratings declines, partially offset by higher rates. Adjusted EBITDA increased 5.5% to $416 million in the second quarter of 2017, reflecting higher revenue, partially offset by increases in programming and production costs and advertising, marketing and promotion expenses.

For the six months ended June 30, 2017, revenue from the Broadcast Television segment increased 5.6% to $4.4 billion compared to 2016, reflecting higher distribution and other and content licensing revenue. Adjusted EBITDA increased 8.8% to $738 million compared to 2016, reflecting higher revenue, partially offset by an increase in programming and production costs.

Filmed Entertainment

Filmed Entertainment revenue increased 59.6% to $2.2 billion in the second quarter of 2017, primarily reflecting higher theatrical revenue, as well as increased home entertainment, content licensing and other revenue. Theatrical revenue increased by $540 million to $837 million, reflecting the strong performance of The Fate of the Furious in this year’s second quarter. Home Entertainment revenue increased 42.6%, driven by strong sales of recent titles including Fifty Shades Darker and Sing. Content licensing and other revenue increased 14.1%  and 37.1%, respectively, primarily due to the inclusion of DreamWorks in the current year period. Adjusted EBITDA increased by $229 million to $285 million in the second quarter of 2017, reflecting higher revenue, partially offset by higher programming and production costs.

For the six months ended June 30, 2017, revenue from the Filmed Entertainment segment increased 51.3% to $4.1 billion compared to 2016, primarily reflecting higher theatrical revenue, as well as increases in content licensing, other and home entertainment revenue. Adjusted EBITDA increased $430 million to $653 million compared to 2016, reflecting higher revenue, partially offset by higher programming and production costs.

Theme Parks

Theme Parks revenue increased 15.6% to $1.3 billion in the second quarter of 2017 reflecting higher attendance and per capita spending. Revenue growth also benefitted from the timing of spring break vacations, the continued success of The Wizarding World of Harry PotterTM in Hollywood, and the openings of Minion ParkTM in Japan and Volcano BayTM in Orlando. Adjusted EBITDA increased 17.3% to $551 million in the second quarter of 2017, reflecting higher revenue, partially offset by an increase in operating expenses, including costs to support new attractions.

For the six months ended June 30, 2017, revenue from the Theme Parks segment increased 12.5% to $2.4 billion compared to 2016, reflecting higher attendance and per capita spending. Adjusted EBITDA increased 12.3% to $948 million compared to 2016, reflecting higher revenue, partially offset by an increase in operating expenses, including costs to support new attractions.

Headquarters, Other and Eliminations

NBCUniversal Headquarters, Other and Eliminations include overhead and eliminations among the NBCUniversal businesses. For the quarter ended June 30, 2017, NBCUniversal Headquarters, Other and Eliminations Adjusted EBITDA loss was $236 million compared to a loss of $174 million in the second quarter of 2016.

For the six months ended June 30, 2017, NBCUniversal Headquarters, Other and Eliminations Adjusted EBITDA loss was $422 million compared to a loss of $334 million in 2016.

Corporate, Other and Eliminations

Corporate, Other and Eliminations primarily relate to corporate operations, Comcast Spectacor and our new wireless initiative, Xfinity Mobile, as well as eliminations among Comcast’s businesses. For the quarter ended June 30, 2017, Corporate, Other and Eliminations revenue was ($288) million compared to ($278) million in the second quarter of 2016. The Adjusted EBITDA loss was $292 million compared to a loss of $282 million in the second quarter of 2016.

For the six months ended June 30, 2017, Corporate, Other and Eliminations revenue was ($605) million compared to ($553) million in 2016. The Adjusted EBITDA loss was $475 million compared to a loss of $426 million in 2016.

Notes:

1 We define Adjusted EBITDA (formerly Operating Cash Flow) as net income attributable to Comcast Corporation before net (income) loss attributable to noncontrolling interests and redeemable subsidiary preferred stock, income tax expense, other income (expense) items, net, and depreciation and amortization, and excluding impairment charges related to fixed and intangible assets and gains or losses on the sale of long-lived assets, if any. See Table 4 for reconciliation of non-GAAP financial measures.

2 All earnings per share amounts are presented on a diluted basis and reflect the two-for-one stock split on February 17, 2017.

3 We define Free Cash Flow as Net Cash Provided by Operating Activities (as stated in our Consolidated Statement of Cash Flows) reduced by capital expenditures, cash paid for intangible assets, principal payments on capital leases and cash distributions to noncontrolling interests; and adjusted for any payments and receipts related to certain nonoperating items, net of estimated tax effects. The definition of Free Cash Flow excludes any impact from Economic Stimulus packages.  These amounts have been excluded from Free Cash Flow to provide an appropriate comparison. See Table 4 for reconciliation of non-GAAP financial measures.

4 To be consistent with our current management reporting presentation, certain 2016 operating results were reclassified within the Cable Communications segment.

All percentages are calculated on whole numbers. Minor differences may exist due to rounding.

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Conference Call and Other Information

Comcast Corporation will host a conference call with the financial community today, July 27, 2017 at 7:30 a.m. Eastern Time (ET). The conference call and related materials will be broadcast live and posted on its Investor Relations website at www.cmcsa.com. Those parties interested in participating via telephone should dial (800) 263-8495 with the conference ID number 39307493.  A replay of the call will be available starting at 12:00 p.m. ET on July 27, 2017, on the Investor Relations website or by telephone. To access the telephone replay, which will be available until Thursday, August 3, 2017 at midnight ET, please dial (855) 859-2056 and enter the conference ID number 39307493.

From time to time, we post information that may be of interest to investors on our website at www.cmcsa.com and on our corporate blog, www.corporate.comcast.com/comcast-voices. To automatically receive Comcast financial news by email, please visit www.cmcsa.com and subscribe to email alerts.

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Investor Contacts:		Press Contacts:
Jason Armstrong	(215) 286-7972	D’Arcy Rudnay	(215) 286-8582
Jane Kearns	(215) 286-4794	John Demming	(215) 286-8011

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Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements. Readers are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events or our actual results to differ materially from those expressed in any such forward-looking statements.  Readers are directed to Comcast’s periodic and other reports filed with the Securities and Exchange Commission (SEC) for a description of such risks and uncertainties. We undertake no obligation to update any forward-looking statements.

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Non-GAAP Financial Measures

In this discussion, we sometimes refer to financial measures that are not presented according to generally accepted accounting principles in the U.S. (GAAP).  Certain of these measures are considered “non-GAAP financial measures” under the SEC regulations; those rules require the supplemental explanations and reconciliations that are in Comcast’s Form 8-K (Quarterly Earnings Release) furnished to the SEC.

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About Comcast Corporation

Comcast Corporation (Nasdaq: CMCSA) is a global media and technology company with two primary businesses, Comcast Cable and NBCUniversal.  Comcast Cable is one of the nation’s largest video, high-speed internet, and phone providers to residential customers under the XFINITY brand, and also provides these services to businesses.  It also provides wireless and security and automation services to residential customers under the XFINITY brand.  NBCUniversal operates news, entertainment and sports cable networks, the NBC and Telemundo broadcast networks, television production operations, television station groups, Universal Pictures and Universal Parks and Resorts. Visit www.comcastcorporation.com for more information.

TABLE 1 Condensed Consolidated Statement of Income (Unaudited)

	Three Months Ended		Six Months Ended
(in millions, except per share data)	June 30,		June 30,
	2016	2017	2016	2017
Revenue	$19,269	$21,165	$38,059	$41,628

Programming and production	5,492	6,341	10,923	12,415
Other operating and administrative	5,763	6,060	11,289	11,887
Advertising, marketing and promotion	1,559	1,665	3,025	3,195
	12,814	14,066	25,237	27,497

Adjusted EBITDA	6,455	7,099	12,822	14,131

Depreciation expense	1,868	1,970	3,653	3,885
Amortization expense	521	571	1,014	1,158
	2,389	2,541	4,667	5,043
Operating income	4,066	4,558	8,155	9,088

Other income (expense)
Interest expense	(732)	(758)	(1,435)	(1,513)
Investment income (loss), net	58	64	88	123
Equity in net income (losses) of investees, net	(19)	15	(30)	51
Other income (expense), net	(15)	20	115	55
	(708)	(659)	(1,262)	(1,284)

Income before income taxes	3,358	3,899	6,893	7,804

Income tax expense	(1,278)	(1,364)	(2,589)	(2,622)

Net income	2,080	2,535	4,304	5,182

Net (income) loss attributable to noncontrolling interests and redeemable subsidiary preferred stock	(52)	(22)	(142)	(103)

Net income attributable to Comcast Corporation	$2,028	$2,513	$4,162	$5,079

Diluted earnings per common share attributable to Comcast Corporation shareholders	$0.41	$0.52	$0.85	$1.05

Dividends declared per common share	$0.1375	$0.1575	$0.275	$0.315

Diluted weighted-average number of common shares	4,891	4,809	4,908	4,820

TABLE 2 Condensed Consolidated Balance Sheet (Unaudited)

(in millions)	December 31, 2016	June 30, 2017
ASSETS

Current Assets
Cash and cash equivalents	$3,301	$2,693
Receivables, net	7,955	7,849
Programming rights	1,250	1,633
Other current assets	3,855	2,657
Total current assets	16,361	14,832

Film and television costs	7,252	6,595

Investments	5,247	6,521

Property and equipment, net	36,253	37,171

Franchise rights	59,364	59,364

Goodwill	35,980	36,742

Other intangible assets, net	17,274	18,907

Other noncurrent assets, net	2,769	2,899

	$180,500	$183,031
LIABILITIES AND EQUITY

Current Liabilities
Accounts payable and accrued expenses related to trade creditors	$6,915	$6,730
Accrued participations and residuals	1,726	1,882
Deferred revenue	1,132	1,448
Accrued expenses and other current liabilities	6,282	5,858
Current portion of long-term debt	5,480	6,358
Total current liabilities	21,535	22,276

Long-term debt, less current portion	55,566	57,210

Deferred income taxes	34,854	35,409

Other noncurrent liabilities	10,925	10,837

Redeemable noncontrolling interests and redeemable subsidiary preferred stock	1,446	1,451

Equity
Comcast Corporation shareholders’ equity	53,943	55,005
Noncontrolling interests	2,231	843
Total equity	56,174	55,848

	$180,500	$183,031

TABLE 3 Consolidated Statement of Cash Flows (Unaudited)

(in millions)	Six Months Ended June 30,
	2016	2017
OPERATING ACTIVITIES
Net income	$4,304	$5,182
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,667	5,043
Share-based compensation	331	391
Noncash interest expense (income), net	113	122
Equity in net (income) losses of investees, net	30	(51)
Cash received from investees	42	49
Net (gain) loss on investment activity and other	(126)	(110)
Deferred income taxes	618	470
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Current and noncurrent receivables, net	172	18
Film and television costs, net	(171)	277
Accounts payable and accrued expenses related to trade creditors	(104)	(144)
Other operating assets and liabilities	(82)	(433)

Net cash provided by operating activities	9,794	10,814

INVESTING ACTIVITIES
Capital expenditures	(4,156)	(4,405)
Cash paid for intangible assets	(737)	(836)
Acquisitions and construction of real estate properties	(211)	(250)
Acquisitions, net of cash acquired	(126)	(398)
Proceeds from sales of investments	138	57
Purchases of investments	(580)	(1,825)
Other	(156)	170

Net cash provided by (used in) investing activities	(5,828)	(7,487)

FINANCING ACTIVITIES
Proceeds from (repayments of) short-term borrowings, net	205	(1,695)
Proceeds from borrowings	4,753	8,963
Repurchases and repayments of debt	(2,551)	(4,967)
Repurchases of common stock under repurchase program and employee plans	(2,636)	(2,476)
Dividends paid	(1,281)	(1,404)
Purchase of Universal Studios Japan noncontrolling interests	—	(2,299)
Issuances of common stock	19	—
Distributions to noncontrolling interests and dividends for redeemable subsidiary preferred stock	(125)	(137)
Other	20	80

Net cash provided by (used in) financing activities	(1,596)	(3,935)

Increase (decrease) in cash and cash equivalents	2,370	(608)

Cash and cash equivalents, beginning of period	2,295	3,301

Cash and cash equivalents, end of period	$4,665	$2,693

TABLE 4 Reconciliation from Net Income Attributable to Comcast Corporation to Adjusted EBITDA (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2016	2017	2016	2017
Net income attributable to Comcast Corporation	$2,028	$2,513	$4,162	$5,079
Net income (loss) attributable to noncontrolling interests and redeemable subsidiary preferred stock	52	22	142	103
Income tax expense	1,278	1,364	2,589	2,622
Other (income) expense items, net(1)	708	659	1,262	1,284
Depreciation and amortization	2,389	2,541	4,667	5,043
Adjusted EBITDA	$6,455	$7,099	$12,822	$14,131

Reconciliation from Net Cash Provided by Operating Activities to Free Cash Flow (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2016	2017	2016	2017
Net cash provided by operating activities	$4,395	$5,158	$9,794	$10,814
Capital expenditures	(2,271)	(2,327)	(4,156)	(4,405)
Cash paid for capitalized software and other intangible assets	(359)	(420)	(737)	(836)
Principal payments on capital leases	(7)	(6)	(17)	(17)
Distributions to noncontrolling interests and dividends for redeemable subsidiary preferred stock	(48)	(65)	(125)	(137)
Nonoperating items(2)	(61)	30	(16)	30
Impact of share-based compensation accounting change(4)	(122)	—	(411)	—
Free cash flow (including Economic Stimulus Packages)	1,527	2,370	4,332	5,449
Economic Stimulus Packages(2)	(107)	(151)	(107)	(151)
Total free cash flow	$1,420	$2,219	$4,225	$5,298

Alternate Presentation of Free Cash Flow (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2016	2017	2016	2017
Adjusted EBITDA	$6,455	$7,099	$12,822	$14,131
Capital expenditures	(2,271)	(2,327)	(4,156)	(4,405)
Cash paid for capitalized software and other intangible assets	(359)	(420)	(737)	(836)
Cash interest expense	(512)	(477)	(1,235)	(1,372)
Cash taxes on operating items (including Economic Stimulus Packages)(3,4)	(1,556)	(2,047)	(1,701)	(2,179)
Changes in operating assets and liabilities(4)	(300)	337	(558)	(243)
Noncash share-based compensation	178	218	331	391
Distributions to noncontrolling interests and dividends for redeemable subsidiary preferred stock	(48)	(65)	(125)	(137)
Other	62	52	102	99
Impact of share-based compensation accounting change(4)	(122)	—	(411)	—
Free cash flow (including Economic Stimulus Packages)	1,527	2,370	4,332	5,449
Economic Stimulus Packages(3)	(107)	(151)	(107)	(151)
Total free cash flow	$1,420	$2,219	$4,225	$5,298

(1)    Other (income) expense items, net include interest expense, investment income (loss), equity in net income (losses) of investees, and other income (expense), net (as stated in our Statement of Income).

(2)    Nonoperating items include adjustments for any payments and receipts related to certain nonoperating items, net of estimated tax effects (such as income taxes on investment sales and payments related to income tax and litigation contingencies of acquired companies). Our definition of free cash flow specifically excludes any impact from the Economic Stimulus Packages and these amounts are presented separately.

(3)    Cash taxes on operating items (including Economic Stimulus Packages) has been adjusted to exclude the impact of nonoperating items, such as for cash taxes paid related to certain investing and financing transactions. Our definition of free cash flow specifically excludes any impact from the Economic Stimulus Packages and these amounts are presented separately.

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2017	2016	2017
Payments of income taxes	($1,495)	($2,077)	($1,685)	($2,209)
Nonoperating items	(61)	30	(16)	30
Cash taxes on operating items (including Economic Stimulus Packages)	($1,556)	($2,047)	($1,701)	($2,179)

(4)    In 1Q17, we adopted new accounting guidance related to share-based compensation. The guidance requires excess tax benefits under share-based compensation arrangements to be classified as an operating activity rather than a financing activity as they were under prior guidance. In addition, the new guidance requires when an employer withholds shares upon exercise of options or the vesting of restricted stock for the purpose of meeting withholding tax requirements, that the cash paid for withholding taxes be classified as a financing activity, which we present in Repurchases of Common Stock Under Repurchase Program and Employee Plans. We previously recorded cash paid for withholding taxes as an operating activity in changes in operating assets and liabilities. These changes will prospectively affect our calculation of Free Cash Flow. While we have retrospectively adopted these changes in our Statement of Cash Flows and the components of Free Cash Flow, we have not adjusted Total Free Cash Flow for periods prior to January 1, 2017. The table below summarizes the impact to the components of Free Cash Flow for the share-based compensation accounting change.

	Three Months Ended June 30,	Six Months Ended June 30,
	2016	2016
Cash taxes on operating items (including Economic Stimulus Packages)	$49	$160
Changes in operating assets and liabilities	73	251
Impact of share-based compensation accounting change	$122	$411

Note: Minor differences may exist due to rounding.

TABLE 5 Reconciliation of EPS Excluding Adjustments (Unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
	2016		2017		2016		2017
(in millions, except per share data)
	$	EPS	$	EPS	$	EPS	$	EPS
Net income attributable to Comcast Corporation	$2,028	$0.41	$2,513	$0.52	$4,162	$0.85	$5,079	$1.05
Growth %			23.9%	26.8%			22.0%	23.5%

Gain on sale of investment(1)	—	—	—	—	(67)	(0.02)	—	—
Net income attributable to Comcast Corporation (excluding adjustments)	$2,028	$0.41	$2,513	$0.52	$4,095	$0.83	$5,079	$1.05
Growth %			23.9%	26.8%			24.0%	26.5%

(1)     2016 year to date net income attributable to Comcast Corporation includes $108 million of other income, $67 million net of tax, resulting from a gain on the sale of our investment in The Weather Channel’s product and technology business.

Note: Minor differences may exist due to rounding.